PURE Bioscience Appoints Food Supply Chain Executive Janet Risi to its Board of Directors

Risi Fills Vacancy Left by Recent Passing of David Theno, Ph.D.

SAN DIEGO, CA (July 28, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today announced that it has named Janet Risi, President and CEO of Independent Purchasing Cooperative, Inc. (IPC), to its Board of Directors. Risi joins as an independent director with deep executive leadership experience, and she will also be a member of PURE’s Compensation Committee.

IPC was founded by Risi in 1996 and has since become the gold standard for foodservice supply chain management – supplying all goods and services to SUBWAY®. Today IPC annually manages in excess of $5 billion including food, packaging, equipment supplies and other services.

Risi’s many contributions include her service on the SUBWAY® Strategic Planning Council which aided the chain’s growth from 7,000 to 40,000+ units worldwide. She also assembled an impressive leadership team which has delivered more than $2 billion of savings to the SUBWAY® franchisees – all while increasing quality and food safety standards.

Prior to IPC, Risi started her career with Ralston Purina Company in 1981 as a commodities buyer. Risi later worked with other food industry leaders such as Jack in the Box, Chef America, Inno-Pacific Group and Burger King.

Janet Risi said, “It is clear to me from my many years of food industry experience that food safety is an increasing priority all along the food supply chain. The significant step-up in food safety provided by PURE’s non-toxic SDC antimicrobial -- and the opportunity to be part of the solution -- is a big part of what attracted me to work together with the PURE Board.”

Hank R. Lambert, CEO of PURE added, “As an accomplished food industry supply chain leader with extensive experience as a successful foodservice executive, we welcome Jan to the Board and look forward to her making valuable contributions to PURE’s growth strategy.”

Risi is the sixth member of PURE’s Board, filling the vacancy left by the recent passing of food safety scientist David Theno, Jr. Ph.D., who served as an independent director for PURE since 2013. Dr. Theno was a widely respected food safety expert who tirelessly advocated for companies to embrace food safety standards. Throughout his career he made important and unparalleled contributions to help make the food supply in the U.S. safer, and will be sorely missed.

*SUBWAY® is a registered trademark of Doctor’s Associates Inc.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena -- providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; the Company’s ability to raise funds necessary to support its continued operations and the implementation of its business plan; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2016, its Form 10-Q for the first quarter ended October 31, 2016 and third quarter ended April 30, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:
Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com